                               EXHIBIT 10.74.1

                                                                 EXHIBIT 10.74.1




                            STOCK PURCHASE AGREEMENT

       This STOCK PURCHASE AGREEMENT is made as of January 31, 1996, by and among S & E NETWORK INC., a Puerto Rico corporation ("Seller"), PAXSON COMMUNICATIONS OF SAN JUAN, INC., a Florida corporation ("Buyer") and HOUSING DEVELOPMENT ASSOCIATES S.E., a Puerto Rico special partnership ("HDA").

                                R E C I T A L S:

       A. Seller owns television stations WSJN-TV, San Juan, Puerto Rico, WKPV(TV), Ponce, Puerto Rico and WJWN-TV, San Sebastian, Puerto Rico (the "Stations") pursuant to licenses issued by the Federal Communications Commission (the "FCC").

       B. HDA owns all of the outstanding common stock of Seller and agrees to the Seller's issuing additional common stock to Buyer according to the terms of this Agreement.

       C. Seller desires to issue to Buyer and Buyer desires to buy, upon the approval of the FCC, common stock representing fifty percent of the then outstanding capital stock of the Seller, for the price and on the terms and conditions hereinafter set forth.

                              A G R E E M E N T S:

       In consideration of the above recitals and of the mutual agreements and covenants contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be bound legally, agree as follows:

SECTION 1.  CERTAIN DEFINITIONS.

       2.1 Terms Defined in this Section. The following terms, as used in this Agreement, have the meanings set forth in this Section:

       "Accounts Receivable" means the rights of Seller as of the Closing Date to payment for the sale of advertising time and other goods and services by the Stations prior to the Closing Date.

       "Affiliate" means (a) any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with another Person, or (b) an officer or director of an affiliate within the meaning of (a) above.

       "Assets" means the assets to be owned or held by the Seller as of the Closing, as specified in Section 2.2.

       "Closing" means the consummation of the purchase and sale of the Stock pursuant to this Agreement in accordance with the provisions of Section 8.

       "Closing Date" means the date on which the Closing occurs, as determined pursuant to Section 8.

       "Communications Act" means the Communications Act of 1934, as amended.

       "Consents" means the consents, permits, or approvals of government authorities and other third parties necessary to transfer the Stock to Buyer or otherwise to consummate the transactions contemplated by this Agreement.

       "Contracts" means all contracts, leases, non-governmental licenses, and other agreements (including leases for personal or real property and employment agreements), written or oral (including any amendments and other modifications thereto) to which Seller is a party or that are binding upon Seller and that relate to or affect the Assets or the business or operations of the Stations, and (a) that are in effect on the date of this Agreement or (b) that are entered into by Seller between the date of this Agreement and the Closing Date.

       "Effective Time" means 12:01 a.m., local San Juan time, on the Closing Date.

       "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

       "Escrow Agent" means First Union National Bank of Florida.

       "Escrow Agreement" means the Escrow Agreement to be entered into among Buyer, Seller, HDA and the Escrow Agent in accordance with Section 9.3.

       "FCC" means the Federal Communications Commission.

       "FCC Consent" means action by the FCC granting its consent to the transfer of control of Seller as contemplated by this Agreement.

       "FCC Licenses" means those licenses, permits, and authorizations issued by the FCC to Seller in connection with the business and operations of the Stations.

       "Final Order" means an action by the FCC that has not been reversed, stayed, enjoined, set aside, annulled, or suspended, and with respect to which no requests are pending for administrative or judicial review, reconsideration, appeal, or stay, and the time for filing any such requests and the time for the FCC to set aside the action on its own motion have expired.

       "GAAP" means generally accepted accounting principles consistently applied.

       "Intangibles" means all copyrights, trademarks, trade names,



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                                     - 3 -


service marks, service names, licenses, patents, permits, jingles, proprietary information, technical information and data, machinery and equipment warranties, and other similar intangible property rights and interests (and any goodwill associated with any of the foregoing) applied for, issued to, or owned by Seller or under which Seller is licensed or franchised and that are used or useful in the business and operations of the Stations, together with any additions thereto between the date of this Agreement and the Closing Date.

       "Licenses" means all licenses, permits, construction permits, and other authorizations issued by the FCC, the Federal Aviation Administration, or any other federal, state, or local governmental authorities to Seller, currently in effect and used or useful in the business or operations of the Stations, together with any additions thereto between the date of this Agreement and the Closing Date.

       "Material Contract" means any contract, lease, non-governmental license, agreement, or commitment, except for any contract, lease, non-governmental license, agreement, or commitment, (i) the obligations under which will be fully performed prior to Closing; or (ii) except for film or programming, entered into in the ordinary course of business and not involving a commitment in excess of $5,000.

       "Person" means an individual, corporation, association, partnership, joint venture, trust, estate, limited liability company, limited liability partnership, or other entity or organization.

       "Real Property" means all real property, and all buildings and other improvements thereon, whether or not owned or held by Seller, used or useful in the business or operations of the Stations.

       "Real Property Interests" means all interests in real property, including fee estates, leaseholds and subleaseholds, purchase options, easements, licenses, rights to access, and rights of way, and all buildings and other improvements thereon, owned or held by Seller that are used or useful in the business or operations of the Stations, together with any additions thereto between the date of this Agreement and the Closing Date.

       "Seller Consents" means the Consents required to be obtained by Seller to permit Seller to sell the Stock pursuant to this Agreement as listed in
Schedule 3.5.

       "Shareholder Agreement" means the Shareholder Agreement to be entered into upon the Closing among Buyer, Seller and HDA, substantially in the form of Exhibit A.

       "Stations" means television stations WSJN-TV, San Juan, Puerto Rico, WKPV(TV), Ponce, Puerto Rico and WJWN-TV, San Sebastian,





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                                    - 4 -

Puerto Rico.

       "Stock" means 500 shares of voting common stock, par value $.01 per share which, as of the Effective Time, shall represent fifty percent (50%) of the issued and outstanding shares of capital stock of Seller.

       "Tangible Personal Property" means all machinery, equipment, tools, vehicles, furniture, office equipment, inventory, spare parts, and other tangible personal property owned or held by Seller that is used or useful in the conduct of the business or operations of the Stations, together with any additions thereto between the date of this Agreement and the Closing Date.

       "Taxes" means all federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, capital, transfer, employment, withholding and other taxes and assessments, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, and "Tax" means any one of such Taxes.

       "Tax Returns" means all federal, state, local and foreign income, franchise, sales, use, occupation, property, excise, alternative or add-on minimum, social security, employees' withholding, unemployment, disability, transfer, capital stock and other tax returns and tax reports, and "Tax Return" means any one of such Tax Returns.

       "Time Brokerage Agreement" means the Time Brokerage Agreement dated the date hereof between Seller and Buyer.

       2.1 Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated:

                 Term                                                        Section
                 ----                                                        -------
                 Benefit Arrangements                                        Section 3.18(a)(5)

                 Buyer                                                       Preamble

                 Claimant                                                    Section 10.4(a)

                 Employees                                                   Section 3.18(a)

                 Escrow Deposit                                              Section 9.3

                 Financial Statements                                        Section 3.12

                 Indemnifying Party                                          Section 10.4(a)

                 Multiemployer Plan                                          Section 3.18(a)(2)

                 Pension Plan                                                Section 3.18(a)(3)



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                                    - 5 -


                 Purchase Price                                              Section 2.3

                 Seller                                                      Preamble

                 Welfare Plan                                                Section 3.18(a)(1)

       2.1 Clarifications. Words used herein, regardless of the gender and number specifically used, shall be deemed and construed to include any other gender and any other number as the context requires. Use of the word "including" herein shall be deemed and construed to mean "including but not limited to." Except as specifically otherwise provided in this Agreement in a particular instance, a reference to a Section, Exhibit or Schedule is a reference to a Section of this Agreement or an Exhibit or Schedule hereto, and the terms "hereof," "herein" and other like terms refer to this Agreement as a whole, including the Schedules hereto, and not solely to any particular part hereof.


       2.1 Knowledge. Whenever a representation or warranty contained herein is qualified by the phrase "to Seller's knowledge" or other similar phrase, such representation or, warranty is made based on the actual knowledge of either Giora W. Breil or Donald Blakeman following reasonable inquiry by either to the officer or employee of Seller who has responsibility for the area of the Stations' operations to which such representation, warranty or covenant relates. Buyer agrees that Messrs. Blakeman and Briel shall have conducted a reasonable inquiry upon their directing responsible employees of Seller to review Section 3 of this Agreement together with the related schedules and to notify either of them of any misstatements or omissions contained therein.

SECTION 2.     AT CLOSING; PURCHASE PRICE.

       3.1 Agreement to Sell and Buy. Subject to the terms and conditions set forth in this Agreement, Seller hereby agrees to issue and deliver to Buyer on the Closing Date, and Buyer agrees to purchase, the Stock, free and clear of any claims, liabilities, security interests, mortgages, liens, pledges, conditions, charges, or encumbrances of any nature whatsoever except as specifically provided for in this Agreement.


       3.1 Assets of Seller. The Assets currently owned by Seller include the following:


                (1)    The Tangible Personal Property (Schedule 3.8);


                (1)    The Real Property Interests (Schedule 3.7);


                (1)    The Licenses (Schedule 3.6);


                (1) The Contracts listed on Schedule 3.9 and designated as Contracts that are to be retained by Seller;



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                                    - 6 -




                    (1) The Intangibles (Schedule 3.10) and all intangible assets of Seller relating to the Stations that are not specifically included within the Intangibles, including the goodwill of the Stations, if any;


                    (1) All of Seller's proprietary information, technical information and data, machinery and equipment warranties, maps, computer discs and tapes, plans, diagrams, blueprints, and schematics, including filings with the FCC relating to the business and operation of the Stations;


                    (1)    All choses in action of Seller;


                    (1) All books and records of the Stations, including executed copies of the Contracts described in item (4) above, and all records required by the FCC to be kept by the Stations; and


                    (1) Seller's cash, cash equivalents, and marketable securities on hand as of the Closing, and all other cash in any of Seller's bank accounts, any and all insurance policies, bonds, letters of credit, or other similar items, any cash surrender value in regard thereto, and any and all claims receivable under any and all insurance policies.

       Except as otherwise provided for in this Agreement, Seller shall not make any material dispositions of these Assets without the prior approval of Buyer unless such Assets are replaced with Assets of approximately equal value and utility to the Stations.


       3.1 Purchase Price. The purchase price for the Stock (the "Purchase Price") shall be Four Million Dollars ($4,000,000), payable by federal wire transfer of same-day funds pursuant to wire instructions which shall be delivered by Seller to Buyer at least two business days prior to the Closing Date.


       3.1 Assumption or Payment of Liabilities. At the Closing, HDA shall assume the Seller's payment obligations under the Loan Agreement with General Electric Credit Corporation described in Schedule 3.9 hereof (the "GE Loan") and Seller's existing indebtedness to the Internal Revenue Service described in the Financial Statements (the "IRS Debt") and shall pay such obligations when and as the same become due and payable. Until paid in full in accordance with its terms, the GE Loan shall remain secured by assets of the Seller. At the Closing, the Seller shall convey to HDA, and HDA shall purchase from Seller, all Accounts Receivable existing as of January 31, 1996 that have not been collected as of the Closing Date for a cash payment equal to the face amount of such Accounts Receivable. At or prior to the Closing, HDA shall pay, or make capital contributions to Seller of sufficient funds to satisfy, all liabilities of Seller (except for the GE Loan and the IRS Debt) calculated as of January 31, 1996 plus all costs of Seller in respect of employee terminations agreed upon by HDA and Buyer prior to February 29, 1996, to the extent that such liabilities and costs exceed the sum of Seller's cash, Accounts Receivable, and certain prepaid expenses (excluding prepaid broadcasting rights), calculated as of January 31, 1996. HDA may in lieu of some or all of such payments, assume the sole responsibility for some or all of the liabilities of Seller pursuant to agreements in form and substance reasonably acceptable to Buyer.


        3.1 Programming Rebate. In the event that Seller airs programming after January 31, 1996 with respect to which Seller has prepaid broadcast rights as of January 31, 1996, at Closing, Buyer shall pay HDA for such programming an amount calculated based on the Stations' cost for such programming is aired.

SECTION 3.     REPRESENTATIONS AND WARRANTIES OF SELLER AND HDA.

        Seller and HDA represent and warrant to Buyer as follows:

        4.1 Organization of Seller and HDA. Seller is a corporation duly organized and validly existing under the laws of the Commonwealth of Puerto Rico and HDA is a partnership duly organized and validly existing under the laws of the Commonwealth of Puerto Rico. Seller and HDA have the requisite corporate or partnership power and authority to execute, deliver and perform this Agreement and the documents contemplated hereby according to their respective terms.


        4.1 Authority of Seller. Seller has the requisite corporate power and authority to own, lease, and operate its properties, to carry on its business in the places where such properties are now owned, leased, or operated and such business is now conducted, and to execute, deliver and perform this Agreement and the documents contemplated hereby according to their respective terms. Seller has delivered to Buyer complete and correct copies of the Certificate of Incorporation, Bylaws, stock records, and corporate minutes of Seller, all as in effect through the date hereof. Seller does not directly or indirectly own, of record or beneficially, or have the right or obligation to acquire, any outstanding securities or other interest in any corporation, partnership, joint venture or other entity.


        4.1 Authorization and Binding Obligation. The execution, delivery and performance of this Agreement by Seller and HDA have been duly authorized by all necessary corporate or partnership action on the part of Seller and HDA. This Agreement has been duly executed and delivered by Seller and HDA and constitutes the legal, valid, and binding obligation of them, enforceable in accordance with its terms except as the enforceability of this Agreement may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally and by judicial discretion in the enforcement of equitable remedies.


        4.1 Stock. As of the date hereof, there are no outstanding options, conversion rights, warrants, or other rights in existence to acquire from Seller any of Seller's shares of capital stock. The issued and outstanding shares of capital stock of Seller consist of 500 shares of voting common stock, par value $.01 per share ("Common Stock"), and all such shares have been duly and validly issued and are fully paid and nonassessable and are not subject to any preemptive rights. Seller has authorized 500,000 shares of non-voting
Class A Preferred, none of which shares are issued and outstanding, and 500,000 shares of Common Stock. There are no voting trust agreements or other contracts, agreements, or arrangements restricting voting or dividend rights, issuance or transferability with respect to the issued and outstanding capital stock of Seller. Seller has not violated any federal, foreign, state, or local law, ordinance, rule, or regulation in connection with the offer for sale or sale and issuance of its outstanding shares of capital stock or any other securities. HDA owns all of the issued and outstanding capital stock of Seller free and clear of any mortgages, liens, claims, charges, encumbrances, assessments, or other adverse interests of any kind or nature whatsoever.


        4.1 Absence of Conflicting Agreements; Consents. Subject to obtaining the Consents listed on Schedule 3.5, the execution, delivery and performance by Seller and HDA of this Agreement and the documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (a) do not require the consent of any third party; (b) will not conflict with any provision of the Certificate of Incorporation or Bylaws of Seller or the Partnership Agreement of HDA; (c) will not conflict with, result in a breach of, or constitute a default under any applicable law, judgment, order, ordinance, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality; and (d) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of any Material Contract. Except for the FCC Consent provided for in
Section 6.1, the Buyer Consents and the other Consents described in Schedule 3.5, no consent, approval, permit, or authorization of, or declaration to, or filing with any governmental or regulatory authority or any other third party is required (a) to consummate this Agreement and the transactions contemplated hereby, or (b) to permit Seller to issue the Stock to Buyer.


        4.1 Governmental Licenses. Schedule 3.6 includes a true and complete list of the Licenses. Seller has made available to Buyer true and complete copies of the Licenses (including any amendments and other modifications thereto). The Licenses have been validly issued, and Seller is the authorized legal holder thereof. To the knowledge of Seller, the Licenses listed on Schedule 3.6 comprise all of the licenses, permits, and other authorizations required from any governmental or regulatory authority for the lawful conduct in all material respects of the business and operations of the Stations. Seller has no reason to believe that, under existing law, rules, regulations, policies, and procedures of the FCC, any of the Licenses would not be renewed by the FCC or other granting authority in the ordinary course.


        4.1 Real Property. Schedule 3.7 contains a complete and accurate description of all Real Property and all Real Property Interests (including street address, legal description (where known), and owner). The Real Property Interests listed on Schedule 3.7 comprise all interests in real property necessary to conduct the business and operations of the Stations as now conducted. Except as described on Schedule 3.7, Seller has good and marketable fee simple title to all fee estates included in the Real Property Interests, in each case free and clear of all liens, mortgages, pledges, covenants, easements, restrictions, encroachments, leases, charges, and other claims and

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                                    - 9 -


encumbrances, except for liens for current taxes not yet due and payable. With respect to each leasehold or subleasehold interest included in the Real Property Interests, so long as Seller fulfills its obligations under the lease therefor, Seller has enforceable rights to nondisturbance and quiet enjoyment against its lessor or sublessor, and, to the knowledge of Seller, except as set forth in
Schedule 3.7, no third party holds any interest in the leased premises with the right to foreclose upon Seller's leasehold or subleasehold interest. Seller has full legal and practical access to all of the Real Property. To the knowledge of Seller, all towers, guy anchors, and buildings and other improvements included in the Assets are located entirely on the Real Property listed in
Schedule 3.7. All Real Property (including the improvements thereon) (a) is available for immediate use in the conduct of the business and operations of the Stations, and (b) complies in all material respects with all applicable building or zoning codes and the related regulations of any governmental authority having jurisdiction, except to the extent that the current use by Seller, while permitted, constitutes or would constitute a "nonconforming use" under current zoning or land use regulations.


        4.1 Tangible Personal Property. Schedule 3.8 lists all material items of Tangible Personal Property. The Tangible Personal Property listed on
Schedule 3.8 comprises all material items of tangible personal property necessary to conduct the business and operations of the Stations as now conducted. Except as described in Schedule 3.8, Seller owns and has good title to each item of Tangible Personal Property and none of the Tangible Personal Property owned by Seller is subject to any security interest, mortgage, pledge, conditional sales agreement, or other lien or encumbrance, except for liens for current taxes not yet due and payable.


        4.1 Contracts. Schedule 3.9 is a true and complete list of all Contracts in effect on the date of this Agreement except contracts with advertisers for production or the sale of advertising time on the Stations for cash at rates consistent with past practices and that may be canceled by Seller without penalty on not more than sixty days' notice. Seller has delivered to Buyer true and complete copies of all written Contracts, true and complete descriptions of all oral Contracts (including any amendments and other modifications to such Contracts) listed on Schedule 3.9. Other than the Contracts listed on Schedule 3.9, Seller requires no contract, lease, or other agreement to enable it to carry on its business in all material respects as now conducted. To the knowledge of Seller, all of the Contracts listed on Schedule
3.9 are in full force and effect and are valid, binding, and enforceable in accordance with their terms. Except as disclosed on Schedule 3.9, other than in the ordinary course of business or as contemplated by this Agreement, Seller is not aware of any intention by any party to any Contract (a) to terminate such contract or amend the terms thereof, (b) to refuse to renew the Contract upon expiration of its term, or (c) to renew the Contract upon expiration only on terms and conditions that are more onerous than those now existing. Except for the need to obtain the Consents listed on Schedule 3.5 and except as otherwise contemplated by this Agreement, the purchase and sale of the Stock in accordance with this Agreement will not affect the validity, enforceability, or continuation of any of the Contracts listed on Schedule 3.9.

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        4.1    Intangibles.  Schedule 3.10 is a true and complete list of all
Intangibles (exclusive of Licenses listed in Schedule 3.6) that are required to conduct the business and operations of the Stations as now conducted, all of which, to the knowledge of Seller, are valid and in good standing and uncontested. Seller has made available to Buyer copies of all documents possessed by Seller establishing or evidencing the Intangibles listed on
Schedule 3.10. Other than with respect to matters generally affecting the television broadcasting industry and not particular to Seller, Seller has not received any notice or demand alleging that Seller is infringing upon or otherwise acting adversely to any trademarks, trade names, service marks, service names, copyrights, patents, patent applications, know-how, methods, or processes owned by any other Person, and there is no claim or action pending, or to the knowledge of Seller threatened, with respect thereto.


        4.1 Title to Properties. Except as disclosed in Schedule 3.11, Seller has good and marketable title to all of its properties and assets subject to no mortgages, pledges, liens, security interests, encumbrances, or other charges or rights of others of any kind or nature except statutory liens not yet delinquent.


        4.1 Financial Statements. Seller has furnished Buyer with true and complete copies of an unaudited balance sheet and statement of income as at and for the nine months ended September 30, 1995 (collectively, the "Financial Statements"). The Financial Statements have been prepared from the books and records of Seller, accurately reflect the books, records, and accounts of Seller and present fairly in all material respects the financial condition of Seller as at their respective dates and the results of operations for the periods then ended determined in accordance with GAAP. Seller commenced operations of the Stations in January, 1995.


        4.1 Undisclosed Liabilities. Except as otherwise disclosed herein, Seller has no material debt, liability or obligation, whether accrued, absolute, contingent or otherwise, including any liability or obligation on account of taxes or any governmental charges or penalty, interest or fines, except: (i) those liabilities reflected in the Financial Statements; (ii) liabilities incurred in the ordinary course of business (other than contingent liabilities) since September 30, 1995; or (iii) liabilities listed on Schedule 3.13.


        4.1    Taxes. Except as set forth in Schedule 3.14:


              (a) All Tax Returns that are required to be filed by or with respect to Seller prior to the date of this Agreement have been timely filed, and Seller has delivered to Buyer true and complete copies of all of the Tax Returns of Seller.


              (a) All material Taxes for which Seller is liable that are due and payable or required to be withheld on or before the date hereof without regard to any extensions (other than such Taxes that are being contested or protested in good faith by appropriate proceedings and for which a reserve or other appropriate provision as required in conformity with GAAP has been made in the financial statements of Seller) whether or not arising under the Tax Returns referred to in subsection (a), have been paid or withheld in full on or before the date hereof. The Financial Statements reflect an adequate reserve for all material unpaid Taxes payable by Seller for all taxable periods and portions thereof through the date of such statements.


              (a) Neither Seller nor any of its Affiliates has waived or been requested to waive any statute of limitations in respect of Taxes of Seller.


              (a) No material issues have been raised (and are currently pending) by any taxing authority in connection with any of the Tax Returns referred to in subsection (a) and all material deficiencies asserted or assessments made as a result of any examinations by taxing authorities have been paid in full.


        4.1 Compliance with Laws. To Seller's knowledge, and except as otherwise disclosed herein, Seller has complied in all material respects with the Licenses and all federal, state and local laws, rules, regulations and ordinances except to the extent that noncompliance would not have a material adverse effect on the Stations or the Assets.


        4.1 Insurance. Schedule 3.16 is a true and complete list of all insurance policies of Seller. All policies of insurance listed in Schedule
3.16 are in full force and effect. Since Seller's date of incorporation, no insurance policy of Seller or the Stations has been canceled by the insurer and no application of Seller for insurance has been rejected by any insurer.


        4.1 Reports. To Seller's knowledge, all returns, reports, and statements that the Stations are currently required to file with the FCC or Federal Aviation Administration have been filed, and all reporting requirements of the FCC and Federal Aviation Administration have been complied with in all material respects.


        4.1    Personnel.


              (a) Employees and Compensation. Schedule 3.18 contains a true and complete list of all employees of Seller and all persons retained as independent contractors by Seller (collectively, the "Employees") and a description of all compensation arrangements affecting them. Schedule 3.18 also contains a true and complete list of all employee benefit plans or arrangements applicable to the Employees, including any:


                    (1)    "Employee welfare benefit plan," as defined in
Section 3(1) of ERISA, that is maintained or administered by Seller or to which Seller contributes or is required to contribute and that covers any Employee or under which Seller has any liability (a "Welfare Plan");


                    (1) "Multiemployer pension plan," as defined in Section 3(37) of ERISA, that is maintained or administered by Seller or to which Seller contributes or is required to contribute and which covers any Employee or under which Seller has any liability (a "Multiemployer Plan");


                    (1)    "Employee pension benefit plan," as defined in
Section 3(2) of ERISA (other than a Multiemployer Plan), to which Seller contributes or is required to contribute (a "Pension Plan");


                    (1) Employee plan that is maintained in connection with any trust described in Section 501(c)(9) of the Internal Revenue Code of 1986, as amended (the "Code"); and


                    (1) Employment, severance, or other similar contract, arrangement, or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, or retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights, stock purchases, or other forms of incentive compensation or post-retirement insurance, compensation, or benefits that (A) is not a Welfare Plan, Pension Plan, or Multiemployer Plan,
(B) is entered into, maintained, contributed to, or required to be contributed to by Seller or under which Seller has any liability, and (C) covers any Employee (collectively, "Benefit Arrangements").


              (a) Benefit Arrangements. Each Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by all statutes, orders, rules, and regulations that are applicable to such Benefit Arrangement. Seller has no written contract prohibiting the termination of any Employee.


              (a) Delivery of Copies of Relevant Documents and Other Information. Seller has delivered true and complete copies of each of the following documents to Buyer:


                    (1) Each Welfare Plan, Multiemployer Plan and Pension Plan (and, if applicable, related trust agreements) and all amendments thereto, and written descriptions thereof that have been distributed to Employees, all annuity contracts or other funding instruments; and


                    (1) Each Benefit Arrangement and written descriptions thereof that have been distributed to Employees (including descriptions of the number and level of employees covered thereby), and complete descriptions of any Benefit Arrangement that is not in writing.


              (a) Labor Relations. Except as set forth in Schedule 3.18, Seller is not a party to or subject to any written or oral employment agreement with any Employee. Except as set forth in Schedule 3.18, to Seller's knowledge, Seller has complied in all material respects with all laws, rules, and regulations relating to the employment of labor, including those related to wages, hours, collective bargaining, occupational safety, discrimination, and the payment of social security and other payroll related taxes, and it has not received any notice alleging that it has failed to comply with any such laws, rules, or regulations. Except as set forth in Schedule 3.18, no controversies, disputes, or proceedings are pending or, to the knowledge of Seller, threatened, between it and any Employee (singly or collectively). No labor union or other collective bargaining unit represents or claims to represent any of the employees of Seller. To the knowledge of Seller, there is no union campaign being conducted to solicit cards from any Employees to authorize a union to request a National Labor Relations Board certification election with respect to any Employees.


        4.1 Claims and Legal Actions. Except as disclosed on Schedule 3.19 and except for any rulemaking proceedings generally affecting the television broadcasting industry and not particular to Seller, there is no claim, legal action, counterclaim, suit, arbitration, or other legal, administrative, or tax proceeding, nor any order, decree, or judgment, in progress or pending, or to the knowledge of Seller threatened, against or relating to Seller, the Assets, or the business or operations of the Stations, nor does Seller know of any basis for the same. In particular, but without limiting the generality of the foregoing, there are no applications, complaints, or proceedings pending or, to the knowledge of Seller, threatened (a) before the FCC relating to the business or operations of the Stations other than rulemaking proceedings that affect the television industry generally, (b) before any federal or state agency relating to Seller involving charges of illegal discrimination under any federal or state employment laws or regulations, or (c) before any federal, state, or local agency relating to Seller involving zoning issues under any federal, state, or local zoning law, rule, or regulation.


        4.1    Environmental Matters.


              (a) Except as set forth on Schedule 3.20, to Seller's knowledge, Seller has complied in all material respects with all laws, rules, and regulations of all federal, state, and local governments (and all agencies thereof) concerning the environment, public health and safety, and employee health and safety, and no charge, complaint, action, suit, proceeding, hearing, claim, demand, or notice has been filed or commenced against Seller alleging any failure to comply with any such law, rule, or regulation.


              (a) Except as set forth on Schedule 3.20, to Seller's knowledge, Seller has no liability (and there is no reasonable basis related to Seller's past or present operations, properties, or facilities for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against Seller giving rise to any such liability) under the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Federal Water Pollution Control Act, the Clean Air Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Refuse Act, or the Emergency Planning and Community Right-to-Know Act (each as amended) or any other law, rule, or regulation of any federal, state, or local government (or agency thereof) concerning release or threatened release of hazardous substances, public health and safety, or pollution or protection of the environment.


              (a) Except as set forth on Schedule 3.20, to Seller's knowledge, Seller has no liability (and Seller has not handled or disposed of any substance, arranged for the disposal of any substance, or owned or operated any property or facility in any manner that could reasonably be expected to form the basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand (under the common law or pursuant to any statute) against Seller giving rise to any such liability) for damage to any site, location, or body of water (surface of subsurface) or for illness or personal injury.


              (a) Except as set forth on Schedule 3.20, to Seller's knowledge, Seller has no liability (and there is no reasonable basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against Seller giving rise to any such liability) under the Occupational Safety and Health Act, as amended, or under any other law, rule, or regulation of any federal, state, or local government (or agency thereof) concerning employee health and safety.


              (a) Except as set forth on Schedule 3.20, to Seller's knowledge, Seller has no liability (and Seller has not exposed any employee to any substance or condition that could reasonably be expected to form the basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand (under the common law or pursuant to statute) against Seller giving rise to any such liability) for any illness or personal injury to any employee.


              (a) Except as set forth on Schedule 3.20, to Seller's knowledge, Seller has obtained and been in material compliance with all of the terms and conditions of all permits, licenses, and other authorizations that are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables that are contained in, all federal, state, and local laws, rules, and regulations (including all codes, plans, judgments, orders, decrees, stipulations, injunctions, and charges thereunder) relating to public health and safety, worker health and safety, and pollution or protection of the environment, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.


              (a) Except as set forth on Schedule 3.20, to Seller's knowledge, all properties and equipment of Seller are and have been free of asbestos and asbestos-related products, PCB's, methylene chloride, trichloroethylene, 1, 2- trans-dichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances (as defined in Section 302 of the Emergency Planning and Community Right-to-Know Act).


              (a) Except as set forth on Schedule 3.20, to Seller's knowledge, no pollutant, contaminant, or chemical, industrial, hazardous, or toxic material or waste has ever been manufactured, buried, stored, spilled, leaked, discharged, emitted, or released by

Seller on any Real Property. To the knowledge of Seller, no pollutant, contaminant, or chemical, industrial, hazardous, or toxic material or waste has ever been manufactured, buried, stored, spilled, leaked, discharged, emitted, or released on any Real Property.


        4.1    Transactions with Affiliates.  Except as disclosed in Schedule
3.21 and any transactions between HDA and Seller, Seller has not been involved in any business arrangement or relationship with any Affiliate of Seller, and no Affiliate of Seller owns any property or right, tangible or intangible, that is used in the business of the Stations.


        4.1 Broker. Except as set forth on Schedule 3.22, Neither Seller or HDA nor any Person acting on their behalf has incurred any liability for any finders' or brokers' fees or commissions in connection with the transactions contemplated by this Agreement.


        4.1 Full Disclosure. No representation or warranty made by Seller or HDA in this Agreement or in any certificate, document, or other instrument furnished or to be furnished by Seller or HDA pursuant to this Agreement when taken as a whole contains or will contain, when made, any untrue statement of a material fact, or omits or will omit to state, when stated, any material fact that is required to make any statement made herein or therein not misleading.


        4.1 FIRPTA. The Seller is not, and since the date of its incorporation has not been, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.


        4.1 Securities Compliance. No securities of the Seller are required to be registered under Section 12 of the Securities and Exchange Act of 1934, as amended. The Seller is not an "investment company" as such term is defined in the Investment Company Act of 1940, as amended.

SECTION  4..   REPRESENTATIONS AND WARRANTIES OF BUYER.

        Buyer represents and warrants to Seller as follows:

        5.1 Organization, Standing, Authority, Ownership. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida and has the requisite corporate power and authority to execute, deliver, and perform this Agreement and the documents contemplated hereby according to their respective terms and to own the Stock.
Schedule 4.1 describes the authorized capital stock of Buyer and identifies the name and number of shares of capital stock held by each holder of Buyer's Capital Stock. Except as described on Schedule 4.1, no person holds any option or right to acquire any capital stock of Buyer or any security convertible into any capital stock of Buyer.


        5.1 Authorization and Binding Obligation. The execution, delivery and performance of this Agreement by Buyer have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except as the enforceability of this Agreement may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally and by judicial discretion in the enforcement of equitable remedies.


       5.1 Absence of Conflicting Agreements. Subject to the receipt of the Consents, the execution, delivery and performance by Buyer of this Agreement and the documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (a) do not require the consent of any third party; (b) will not conflict with the Articles of Incorporation or By-laws of Buyer; (c) will not conflict with, result in a breach of, or constitute a default under, any applicable law, judgment, order, ordinance, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality; and (d) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, license or permit to which Buyer is a party or by which Buyer may be bound.


        5.1 Brokers. Neither Buyer nor any Person acting on its behalf has incurred any liability for any finders' or brokers' fees or commissions in connection with the transactions contemplated by this Agreement.


        5.1 Investment Purpose. Buyer is acquiring the Stock for investment for its own account and not with a view to the sale or distribution of any part thereof, and not including collateral assignments or pledges of the Stock for financing purposes, Buyer has no present intention of selling, granting participations in, or otherwise distributing the Stock.


        5.1 Qualifications. Assuming the Seller's existing FCC authorization to operate WKPV(TV) and WJWN-TV as satellites of WSJN-TV pursuant to Section 73.3555, Note 5, of the FCC's rules and regulations is not terminated, Buyer is legally qualified under the Communications Act and FCC rules, regulations and policies to acquire the Stock and to operate the Stations.


        5.1 Full Disclosure. No representation or warranty made by Buyer in this Agreement or in any certificate, document, or other instrument furnished or to be furnished by Buyer pursuant to this Agreement when taken as a whole contains or will contain, when made, any untrue statement of a material fact, or omits or will omit to state, when stated, any material fact that is required to make any statement made herein or therein not misleading.


SECTION 5..    OPERATION OF THE STATIONS PRIOR TO CLOSING.

       HDA and Seller covenant and agree that between the date hereof and the Closing

Date, Seller will conduct its business in the ordinary course in accordance with its past practices (except where such conduct would conflict with the following covenants or with other obligations of Seller under this Agreement or the Time Brokerage Agreement), and, except as contemplated by this Agreement or the Time Brokerage Agreement or with the consent of Buyer, Seller and HDA, as the case may be, will act in accordance with the following:


       6.1 Contracts. Seller will not amend or terminate any Material Contract (or waive any material right thereunder) or enter into any contract or commitment or incur any obligation (including obligations relating to the borrowing of money or the guaranteeing of indebtedness and obligations arising from the amendment of any existing Contract, regardless whether such Contract is a Material Contract) that will be binding on Seller after Closing, except for (a) cash time sales agreements and production agreements made in the ordinary course of business consistent with Seller's past practices and that are cancelable by the Stations without penalty on not more than sixty days' notice, and (b) other contracts entered into in the ordinary course of business consistent with Seller's past practices that do not involve consideration, in the aggregate, in excess of $5,000 measured at Closing. Prior to the Closing Date, Seller shall make available to Buyer copies of all Contracts entered into between the date of this Agreement and the Closing Date.


        6.1 Compensation. Seller shall not increase the compensation, bonuses, or other benefits payable or to be payable to any person employed in connection with the conduct of the business or operations of the Stations, except in accordance with past practices or as described on Schedule 3.18.


        6.1 Encumbrances. Seller will not create, assume, or permit to exist any mortgage, pledge, lien, or other charge or encumbrance affecting any of its assets, except for those in existence on the date of this Agreement and disclosed in Schedule 3.11 and liens for current taxes not yet due and payable.


        6.1 Dispositions. Seller will not sell, assign, lease, or otherwise transfer or dispose of any of its assets except where no longer used or useful in the operations of the Stations or in connection with the acquisition of replacement property of equivalent kind and value.


        6.1 Mergers. Seller will not reorganize, liquidate or merge or consolidate with any other entity.


        6.1 Access to Information. Seller will give to Buyer and its counsel, accountants, engineers, and other authorized representatives reasonable access to the Stations and all books, records, and documents of Seller, and will furnish or cause to be furnished to Buyer and its authorized representatives all information relating to Seller that they reasonably request (including any financial reports and operations reports produced with respect to the Stations).

        6.1 Insurance. Seller shall maintain in full force and effect policies of insurance of the same type, character, and coverage as the policies currently carried with respect to the business, operations, and assets of Seller.


        6.1 Indebtedness and Obligations. Seller shall not incur any indebtedness for borrowed money. Seller shall pay all its obligations as they become due, consistent with past practices. Without limiting the generality of the foregoing, HDA shall contribute to Seller such amounts as are required to permit Seller to pay on a timely basis all amounts of principal and interest due under the GE Loan and the payments due under the IRS Debt.


        6.1 Compliance with Laws. Seller shall comply in all material respects with all laws, rules, and regulations except to the extent that noncompliance would not have a material adverse effect on Seller or that noncompliance is caused by an agent of Buyer.


        6.1 Licenses. Seller shall not cause or permit, by any act or failure to act, any of the Licenses required to be listed on Schedule 3.6 to expire or to be revoked, suspended, or modified, or take any action that could reasonably be expected to cause the FCC or any other governmental authority to institute proceedings for the suspension, revocation, or material adverse modification of any of the Licenses. Seller and HDA shall promptly prepare and prosecute with due diligence any applications to any governmental authority necessary for the operation of the Stations or the consummation of the transaction contemplated herein, including any applications filed pursuant to
Section 6.1.


        6.1 No Inconsistent Action. Neither HDA nor Seller shall take any action that is inconsistent with its respective obligations under this Agreement in any material respect or that could reasonably be expected to hinder or delay the consummation of the transactions contemplated by this Agreement. Neither HDA, Seller nor any of their representatives or agents shall, directly or indirectly, solicit, initiate, or participate in any way in discussions or negotiations with, or provide any confidential information to, any Person (other than Buyer or any Affiliate or associate of Buyer and their respective representatives and agents) concerning any possible disposition of the Stations, the sale of any material assets of the Stations, or any similar transaction.


        6.1 Seller Consents. Seller shall use its best efforts to obtain all Seller Consents and the estoppel certificates described in Section 8.2(e), without any change in the terms or conditions of any Contract or License. Seller shall promptly advise Buyer of any difficulties experienced in obtaining any of the Seller Consents and of any conditions proposed, considered, or requested for any of the Seller Consents.


        6.1 Books and Records. Seller shall maintain its books and records in accordance with past practices.

        6.1 Notification. Seller shall promptly notify Buyer in writing of any material change in any of the information contained in the representations and warranties contained in Section 3 of this Agreement.


        6.1 Financial Information. Seller shall deliver to Buyer when and as they are prepared the Seller's Financial Statements concerning the Stations (including information on payables and receivables) which shall be prepared in
accordance with GAAP.    Seller shall provide Buyer with audited Financial
Statements for 1995 by March 31, 1996.


        6.1 Securities. Seller will not, and will not agree to (a) issue, sell or otherwise dispose of any of its shares of capital stock; (b) acquire (through redemption or otherwise) any of its shares of capital stock; (c) grant any options, warrants, or other rights to acquire any of its shares of capital stock; or (d) issue, sell or otherwise dispose of any stock options, bonds, notes or other securities.


        6.1 Distributions. Seller will not, and will not agree to, pay any dividends or make any other distribution or payment in respect of the capital stock of Seller, except that Seller may distribute to HDA (i) an amount each month equal to the monthly programming fee paid by Buyer to Seller plus the programming service fee paid to Buyer pursuant to the Time Brokerage Agreement and (ii) an amount on the Closing Date equal to the Purchase Price plus any programming rebate pursuant to Section 2.5.


        6.1 Capital Improvements. On or prior to the Closing Date, Seller shall have completed the capital improvements identified on Schedule 3.6. HDA shall make capital contributions to Seller of sufficient funds to complete such capital improvements. In addition, HDA shall make loans to Seller in an equivalent amount of any loans made by Buyer pursuant to the Capital Funding Note provided for in Section 1.8 of the Time Brokerage Agreement. Such loans shall be pari passu with the Capital Funding Note and evidenced by and payable in accordance with a note of like tenor as the Capital Funding Note.


SECTION 6..   SPECIAL COVENANTS AND AGREEMENTS.


        7.1    FCC Consent.


              (a) The sale of the Stock as contemplated by this Agreement is subject to the prior consent and approval of the FCC.


              (a) Seller, HDA and Buyer shall prepare and, within five days after the date hereof, file with the FCC an appropriate application for the FCC Consent. Seller, HDA and Buyer shall thereafter prosecute the application for the FCC Consent with all reasonable diligence and otherwise use their respective best efforts to obtain a grant of the application for the FCC Consent as expeditiously as practicable. Each party agrees to comply with any condition imposed on it by the FCC Consent, except that no party shall be required to comply with a condition if (i) the condition was imposed on it as the result of a circumstance the existence of which does not constitute a breach by that party of any of its representations, warranties, or covenants hereunder, and (ii) compliance with the condition would have a material adverse effect upon it. Buyer, HDA and Seller, at Buyer's sole cost and expense, shall oppose any petitions to deny or other objections filed with respect to the application for the FCC Consent and any requests for reconsideration or judicial review of the FCC Consent; provided, however, that the costs and expenses incurred by Buyer shall be added to the principal of the Revolving Cash Flow Note of Seller set forth on Schedule 1.8C of the Time Brokerage Agreement between Seller and Buyer, and provided, further, that if this Agreement is terminated one-half of such amount shall be added to the principal, and accrued but unpaid interest thereon shall be deemed to be repaid.


              (a) If the Closing shall not have occurred for any reason within the original effective period of the FCC Consent, and neither party shall have terminated this Agreement under Section 9, the parties shall jointly request an extension of the effective period of the FCC Consent. No extension of the effective periods of the FCC Consent shall limit the exercise by either party of its right to terminate the Agreement under Section 9.


        7.1    Risk of Loss.


              (a) The risk of any loss, damage or impairment, confiscation or condemnation of any of the Assets from any cause whatsoever shall be borne by Seller at all times prior to the completion of the Closing.


              (a) If any damage or destruction of the Assets or any other event occurs which prevents in any material respect signal transmission by the Stations in the normal and usual manner and Seller is unable to restore or replace the Assets so that such conditions are cured and normal and usual transmission is resumed in all material respects before the Closing Date, the Closing Date may, at the option of Buyer, be postponed, for a period of up to ninety (90) calendar days, to permit the repair or replacement of the damage or loss.


              (a) In the event of any damage or destruction of the Assets described above, Buyer may, at its option, proceed to close this Agreement and complete the restoration and replacement of such damaged Assets after the Closing Date pursuant to the Management Agreement, and all insurance proceeds received in connection with such damage or destruction of the Assets shall be used for such restoration or replacement.


        7.1 Confidentiality. Except as necessary for the consummation of the transaction contemplated by this Agreement, including the requirements of Buyer's lenders, and except as and to the extent required by law, each party will keep confidential any information obtained from the other party in connection with the transactions contemplated by this Agreement. If this Agreement is terminated, each party will return to the other party all information obtained by such party from the other party in connection with the transactions contemplated by this Agreement.


        7.1 Cooperation. Buyer, Seller and HDA shall cooperate fully with each other and their respective counsel and accountants in connection with any actions required to be taken as part of their respective obligations under this Agreement, and Buyer, Seller and HDA shall execute such other documents as may be necessary and desirable to the implementation and consummation of this Agreement, and otherwise use their best efforts to consummate the transaction contemplated hereby and to fulfill their obligations under this Agreement. Notwithstanding the foregoing, and except as otherwise expressly provided in this Agreement, Buyer shall have no obligation to agree to any adverse change in any License or Contract in order to obtain a Consent required with respect thereto.


        7.1 Control of the Stations. Prior to Closing, Buyer shall not, directly or indirectly, control, supervise, or direct, or attempt to control, supervise or direct the operations of the Stations; those operations, including complete control and supervision of all of the Stations' programs, employees, and policies, shall be the sole responsibility of Seller.


        7.1 Shareholder Agreement. At Closing, Buyer, Seller and HDA shall enter into the Shareholder Agreement substantially in the form of Exhibit A.


        7.1 Management Agreement. At Closing, Seller, Buyer and HDA shall enter into the Management Agreement substantially in the form of Exhibit B.


        7.1 Agreement with ECOC. Seller shall enter into a Programming Agreement with El Comandante Operating Co., Inc. ("ECOC") effective February 1, 1996, in the form of Schedule 6.8 hereto.


        7.1 No Inconsistent Action. Buyer shall not take any action that is inconsistent with its obligations under this Agreement or that could reasonably be expected to hinder or delay the consummation of the transactions contemplated hereby. Without limiting the generality of the foregoing, Buyer shall not take any action that could result in its disqualification under the Communications Act or FCC rules and regulations to purchase the Stock or operate the Stations. If Buyer becomes aware of any fact that could result in such disqualification, it will so inform Seller and HDA and use its best efforts to eliminate any such disqualifying fact.


        7.1 Buyer Consents. Buyer shall use its best efforts to obtain all of the Buyer Consents. Buyer shall promptly advise Seller of any difficulties experienced in obtaining any of the Buyer Consents and of any conditions proposed, considered or requested for any of the Buyer Consents.


SECTION  7..   CONDITIONS TO OBLIGATIONS OF BUYER AND SELLER.

        8.1 Conditions to Obligations of Buyer. All obligations of Buyer at the Closing hereunder are subject at Buyer's option to the fulfillment prior to or at the Closing Date of each of the following conditions:

              (a) Representations and Warranties. All representations and warranties of Seller and HDA contained in this Agreement shall be true and complete in all material respects at and as of the Closing Date as though made at and as of that time.


              (a) Covenants and Conditions. Seller and HDA shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date.


              (a) Consents. All Consents shall have been obtained without any adverse change in the terms or conditions of any Material Contract or any License.


              (a) FCC Consent. The FCC Consent shall have been granted without the imposition on Buyer of any conditions that need not be complied with by Buyer under Section 6.1 hereof, Seller and HDA shall have complied with any conditions imposed on them by the FCC Consent, and the FCC Consent shall have become a Final Order.

              (a) Governmental Authorizations. Seller shall be the holder of all FCC Licenses and there shall not have been any modification, revocation, or non-renewal of any License that could have an adverse effect on the Stations or the conduct of its business and operations. No proceeding shall be pending the effect of which could be to revoke, cancel, fail to renew, suspend, or modify adversely any FCC License.


              (a) Deliveries. Seller shall have made or stand willing to make all the deliveries to Buyer described in Section 8.2.


              (a) Adverse Change. Between the date of this Agreement and the Closing Date, there shall have been no material adverse change in the Real Property, Tangible Personal Property or the Programming Agreement (Schedule 6.8 hereto) not covered by Section 6.2 hereof.


              (a) HDA Bond Holders. HDA shall have obtained the written consent of the holders of HDA's $68 million 11.75% First Mortgage Notes due 2003 to the transactions contemplated by this Agreement.


              (a) Station Authorizations. As part of the FCC Consent, the FCC shall have granted Seller authorization (i) to operate Station WKPV(TV) and Station WJWN-TV as satellites of Station WSJN-TV pursuant to Section 73.3555,
Note 5, of the FCC's rules and regulations, 47 C.F.R. Section  73.3555, and
(ii) to operate Station WKPV(TV) and Station WJWN-TV from main studios located outside of their respective principal community contours.


              (a) No Proceeding. No administrative or judicial proceeding by any governmental authority or any other person shall have been instituted or threatened that questions the validity or legality of the transactions contemplated by this Agreement.

              (a) Stations' Operation. Buyer shall have received evidence that the Capital Improvements listed on Schedule 3.6 have been completed, the Licenses are in full force and effect and the conduct of the business and operations of the Stations are in accordance therewith.


              (a) Phase I Study. Buyer shall have received prior to Closing a Phase I Environmental Study of the Stations in form and substance satisfactory to Buyer. The cost of the Phase I Study shall be the responsibility of the Buyer.


       8.1 Conditions to Obligations of Seller. All obligations of Seller at the Closing hereunder are subject at Seller's option to the fulfillment prior to or at the Closing Date of each of the following conditions:


              (a) Representations and Warranties. All representations and warranties of Buyer contained in this Agreement shall be true and complete in all material respects at and as of the Closing Date as though made at and as of that time.


              (a) Covenants and Conditions. Buyer shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.


              (a) Deliveries. Buyer shall have made or stand willing to make all the deliveries described in Section 8.3.


              (a) FCC Consent. The FCC Consent shall have been granted without the imposition on Seller or HDA of any conditions that need not be complied with by Seller or HDA under Section 6.1 hereof, and Buyer shall have complied with any conditions imposed on it by the FCC Consent.


              (a) HDA Bond Holders. HDA shall have obtained the written consent of the holders of HDA's $68 million 11.75% First Mortgage Notes due 2003 to the transactions contemplated by this Agreement.


              (a) Station Authorizations. As part of the FCC Consent, the FCC shall have granted Seller authorization (i) to operate Station WKPV(TV) and Station WJWN-TV as satellites of Station WSJN-TV pursuant to Section 73.3555,
Note 5, of the FCC's rules and regulations, 47 C.F.R. Section  73.3555, and
(ii) to operate Station WKPV(TV) and Station WJWN-TV from main studios located outside of their respective principal community contours.


              (a) No Proceeding. No administrative or judicial proceeding by any governmental authority or any other person shall have been instituted or threatened that questions the validity or legality of the transactions contemplated by this Agreement.


SECTION 8.    CLOSING AND CLOSING DELIVERIES.

       9.1    Closing.


              (a)    Closing Date.


                    (1) Except as provided below in this Section 8.1(a) or as otherwise agreed to by Buyer and Seller, the Closing shall take place at 10:00 a.m. on a date, to be set by Buyer on at least five days' written notice to Seller and HDA, which shall be not earlier than the first business day after the FCC Consent is granted and not later than ten business days following the date upon which the FCC Consent has become a Final Order.


                    (1) Except as provided below in this Section 8.1(a), if Buyer fails to specify the date for Closing pursuant to the preceding sentence prior to the fifth business day after the date upon which the FCC Consent has become a Final Order, the Closing shall take place on the tenth business day after the date upon which the FCC Consent has become a Final Order.


                    (1) If any event occurs that prevents signal transmission by the Stations in the normal and usual manner and Seller cannot restore the normal and usual transmission before the date on which the Closing would otherwise occur pursuant to this Section 8.1(a), and this Agreement has not been terminated under Section 9, the Closing shall be postponed until a date within the effective period of the FCC Consent (as it may be extended pursuant to Section 6.1) to allow Seller to restore the normal and usual transmission by the Stations. If the Closing is postponed pursuant to this paragraph, the date of the Closing shall be mutually agreed to by Seller and Buyer.


                    (1) If there is in effect on the date on which the Closing would otherwise occur pursuant to this Section 8.1(a) any judgment, decree, or order that would prevent or make unlawful the Closing on that date, the Closing shall be postponed until a date within the effective period of the FCC Consent (as it may be extended pursuant to Section 6.1), to be agreed upon by Buyer and Seller, when such judgment, decree, or order no longer prevents or makes unlawful the Closing. If the Closing is postponed pursuant to this paragraph, the date of the Closing shall be mutually agreed to by Seller and Buyer.


              (a) Closing Place. The Closing shall be held at the offices of Dow, Lohnes & Albertson, 1255 Twenty-Third Street, N.W., Suite 500, Washington, D.C. 20037, or any other place that is agreed upon by Buyer and Seller.


        9.1 Deliveries by Seller. Prior to or on the Closing Date, Seller shall deliver to Buyer the following, in form and substance reasonably satisfactory to Buyer and its counsel:


              (a) Stock. Certificates representing all of the Stock, which shall be either duly endorsed or accompanied by stock powers duly executed in favor of Buyer.


              (a) Certificate of Incorporation. A copy of the Certificate of Incorporation of the Seller certified as of a date not earlier than ten days prior to the Closing Date by the Secretary of the Commonwealth of Puerto Rico.


              (a) Bylaws. A copy of the Bylaws of the Seller certified, as of the Closing Date, by its Secretary or Assistant Secretary.


              (a) Resolutions. Copies of resolutions adopted by the Board of Directors of Seller authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated hereby, including the election of Buyer's designees to the Board of Directors of Seller, certified by the Secretary or Assistant Secretary of Seller as being true and complete on the Closing Date.


              (a) Estoppel Certificates. Estoppel certificates of the lessors of all leasehold and subleasehold interests included in the Real Property Interests and estoppel certificates of contracting parties to those Contracts listed in Schedule 3.9 that are designated and remain in effect on the Closing Date to indicate that estoppel certificates are required under this
Section 8.2(e).


              (a) Officer's Certificate. A certificate, dated as of the Closing Date, executed on behalf of Seller and HDA by the President of Seller and the managing partner of HDA, certifying: (1) that the representations and warranties of Seller and HDA contained in this Agreement are true and complete in all material respects as of the Closing Date as though made on and as of that date; and (2) that Seller and HDA have in all material respects performed and complied with all of their respective obligations, covenants, and agreements in this Agreement to be performed and complied with on or prior to the Closing Date.


              (a) Shareholder Agreement. The Shareholder Agreement, duly executed by Seller, Buyer and HDA.


              (a) Management Agreement. The Management Agreement, duly executed by Seller, Buyer and HDA.


              (a) Opinions of Counsel. Opinions of Seller's counsel and communications counsel dated as of the Closing Date, in form and substance satisfactory to Buyer's counsel.


              (a) Resignations. Any written resignations effective as of the Closing Date, of officers and directors of Seller that Buyer shall have requested and Seller shall have agreed to prior to the Closing Date.


              (a) A certificate, dated as of the Closing Date, executed on behalf of Seller and HDA evidencing the Seller's Accounts Receivable as of January 31, 1996 and receipt by Seller from HDA of a Cash Payment equal to the face amount of such Accounts Receivable as provided for in Section 2.4 hereof.


              (a) Evidence of the payment by HDA to Seller of the funding as required by Section 2.4 hereof sufficient to cover Seller's liabilities..


              (a) A Certificate, dated as of the Closing Date, executed on behalf of Seller and HDA, satisfactory to Buyer, to the effect that the General Electric Credit Corporation and the Internal Revenue Service payment obligations of the Seller have been assumed by HDA and that such obligations will be reflected on Seller's balance sheet, only as a contingent liability.


       9.1 Deliveries by Buyer. Prior to or on the Closing Date, Buyer shall deliver to Seller the following, in form and substance reasonably satisfactory to Seller and its counsel:


              (a)    Closing Payment.  The payment described in Section 2.3;
                     and


              (a) Resolutions. Copies of resolutions adopted by the Board of Directors of Buyer, authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated hereby, certified by its Secretary as being true and correct on the Closing Date.


              (a) Officer's Certificate. A certificate, dated as of the Closing Date, executed on behalf of Buyer by the Chairman or President of Buyer, certifying (1) that the representations and warranties of Buyer contained in this Agreement are true and complete in all material respects as of the Closing Date as though made on and as of that date, and (2) that Buyer has in all material respects performed and complied with all of its obligations, covenants, and agreements in this Agreement to be performed and complied with on or prior to the Closing Date.


              (a) Opinion of Counsel. An opinion of Buyer's counsel dated as of the Closing Date, in form and substance satisfactory to Seller's counsel.

              (a) Shareholder Agreement. The Shareholder Agreement, duly executed by Buyer, Seller and HDA.


              (a) Management Agreement. The Management Agreement, duly executed by Seller, Buyer and HDA.

SECTION 9     TERMINATION.

       10.1 Termination by Seller. This Agreement may be terminated by Seller and HDA, if Seller and HDA are not then in material default, upon written notice to Buyer, upon the occurrence of any of the following:

              (a) Conditions. If on the date that would otherwise be the Closing Date any of the conditions precedent to the obligations of Seller set forth in this Agreement has not been satisfied or waived in writing by Seller.


              (a) Judgments. If there shall be in effect on the date that would otherwise be the Closing Date any judgment, decree, or order that would prevent or make unlawful the Closing.


              (a) Upset Date. If the Closing shall not have occurred on or prior to January 31, 1997.


       10.1 Termination by Buyer. This Agreement may be terminated by Buyer, if Buyer is not then in material default, upon written notice to Seller, upon the occurrence of any of the following:


              (a) Conditions. If on the date that would otherwise be the Closing Date any of the conditions precedent to the obligations of Buyer set forth in this Agreement has not been satisfied or waived in writing by Buyer.


              (a) Judgments. If there shall be in effect on the date that would otherwise be the Closing Date any judgment, decree, or order that would prevent or make unlawful the Closing.


              (a) Upset Date. If the Closing shall not have occurred on or prior to January 31, 1997.


       10.1 Escrow Deposit. Simultaneously with the execution and delivery of this Agreement, Buyer has deposited with the Escrow Agent, cash in the amount of Two Hundred Thousand Dollars ($200,000) (the "Escrow Deposit") in accordance with an Escrow Agreement among Buyer, Seller, and the Escrow Agent in the form of Exhibit C. All funds and documents deposited with or otherwise held by the Escrow Agent shall be held and disbursed in accordance with the terms of the Escrow Agreement and the following provisions:

              (a) At the Closing, Buyer and Seller shall jointly instruct the Escrow Agent to disburse all funds held by the Escrow Agent pursuant to the Escrow Agreement, including any interest or other proceeds from the investment of funds held by the Escrow Agent, to or at the direction of Buyer.


              (a)    If this Agreement is terminated pursuant to Section 9.1 or
Section 9.2 and Buyer is not in material breach of any provision of this Agreement, Buyer and Seller shall jointly instruct the Escrow Agent to disburse all funds held by the Escrow Agent pursuant to the Escrow Agreement, including any interest or other proceeds from the investment of funds held by the Escrow Agent, to or at the direction of Buyer.


              (a) If this Agreement is terminated by Seller due to Buyer's material breach of this Agreement, then Buyer and Seller shall jointly instruct the Escrow Agent to disburse the Escrow Deposit to or at the direction of Seller, and to disburse all other funds held by the Escrow Agent pursuant to the Escrow Agreement, including any interest or other proceeds from the investment of funds held by the Escrow Agent, to or at the direction of Seller.


       10.1 Rights on Termination. If this Agreement is terminated by Seller and Section 9.3(c) applies, then the payment to Seller pursuant to
Section 9.3(c) shall be liquidated damages and shall constitute full payment and the exclusive remedy for any damages suffered by Seller by reason of Buyer's breach of this Agreement. Seller and Buyer agree in advance that actual damages would be difficult to ascertain and that the amount of the payment to be made to Seller pursuant to Section 9.3(c) is a fair and equitable amount to reimburse Seller for damages sustained due to Buyer's breach of this Agreement. If this Agreement is terminated by Buyer due to Seller's breach of any provision of this Agreement, Buyer shall have all rights and remedies available at law or equity.

       10.1 Specific Performance. The parties recognize that if Seller breaches this Agreement and refuses to perform under the provisions of this Agreement, monetary damages alone would not be adequate to compensate Buyer for its injury. Buyer shall therefore be entitled, in addition to any other remedies that may be available, to obtain specific performance of the terms of this Agreement. If any action is brought by Buyer to enforce this Agreement, Seller and HDA shall waive the defense that there is an adequate remedy at law.

       10.1 Attorneys' Fees. In the event of a default by either party that results in a lawsuit or other proceeding for any remedy available under this Agreement, the prevailing party shall be entitled to reimbursement from the other party of its reasonable legal fees and expenses (whether incurred in arbitration, at trial, or on appeal).

SECTION 10..   SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
               INDEMNIFICATION; CERTAIN REMEDIES.

       11.1 Survival. Without prejudice to representations and warranties in other agreements delivered hereunder, all representations and warranties of Buyer, Seller and HDA herein and all covenants of Buyer, Seller and HDA herein with respect to periods prior to Closing shall be deemed continuing representations, warranties and covenants, and shall survive the Closing for a period of eighteen (18) months. Any investigations by or on behalf of any party hereto shall not constitute a waiver as to enforcement of any representation, warranty, or covenant contained in this Agreement. No notice or information delivered by either party shall affect the other party's right to rely on any representation, warranty, or covenant made by such party or relieve such party of any obligations under this Agreement as the result of a breach of any of its representations and warranties.


       11.1    Indemnification by Seller.  After the Closing but subject to
Section 10.5,

Seller hereby agrees to indemnify and hold Buyer harmless against and with respect to, and shall reimburse Buyer for:


              (a) any and all losses, liabilities, or damages resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenant by Seller contained herein or in any certificate, document, or instrument delivered to Buyer hereunder;


              (a) any and all losses, liabilities or damages resulting from the operation or ownership of the Stations prior to the date hereof;


              (a) any and all out-of-pocket costs and expenses, including reasonable legal fees and expenses, incident to any action, suit, proceeding, claim, demand, assessment, or judgment incident to the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.


       11.1 Indemnification by Buyer. Notwithstanding the Closing, Buyer hereby agrees to indemnify and hold Seller harmless against and with respect to, and shall reimburse Seller for:


              (a) any and all losses, liabilities, or damages resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenant by Buyer contained herein or in any certificate, document, or instrument delivered to Seller hereunder; and


              (a) any and all out-of-pocket costs and expenses, including reasonable legal fees and expenses, incident to any action, suit, proceeding, claim, demand, assessment, or judgment incident to the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.


       11.1 Procedure for Indemnification. The procedure for indemnification shall be as follows:


              (a) The party claiming indemnification (the "Claimant") shall promptly give notice to the party from which indemnification is claimed (the "Indemnifying Party") of any claim, whether between the parties or brought by a third party, specifying in reasonable detail the factual basis for the claim. If the claim relates to an action, suit, or proceeding filed by a third party against Claimant, such notice shall be given by Claimant within five business days after written notice of such action, suit, or proceeding was given to Claimant.

              (a) With respect to claims solely between the parties, following receipt of notice from the Claimant of a claim, the Indemnifying Party shall have thirty days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party and its authorized representatives the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnifying Party agree at or prior to the expiration of the thirty-day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately pay to the Claimant the full amount of the claim. If the Claimant and the Indemnifying Party do not agree within the thirty-day period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate remedy at law or equity or under the arbitration provisions of this Agreement, as applicable.


              (a) With respect to any claim by a third party as to which the Claimant is entitled to indemnification under this Agreement, the Indemnifying Party shall have the right at its own expense, to participate in or assume control of the defense of such claim, and the Claimant shall cooperate fully with the Indemnifying Party, subject to reimbursement for actual out-of-pocket expenses incurred by the Claimant as the result of a request by the Indemnifying Party. If the Indemnifying Party elects to assume control of the defense of any third-party claim, the Claimant shall have the right to participate in the defense of such claim at its own expense. If the Indemnifying Party does not elect to assume control or otherwise participate in the defense of any third-party claim, it shall be bound by the results obtained in good faith by the Claimant with respect to such claim.


              (a) If a claim, whether between the parties or by a third party, requires immediate action, the parties will make every effort to reach a decision with respect thereto as expeditiously as possible.


              (a)    The indemnifications rights provided in Section 10.2 and
Section 10.3 shall extend to the partners, officers, employees, and representatives of any Claimant although for the purpose of the procedures set forth in this Section 10.4, any indemnification claims by such parties shall be made by and through the Claimant.

       11.1    Certain Limitations.


              (a) Notwithstanding anything in this Agreement to the contrary, neither party shall indemnify or otherwise be liable to the other party with respect to any claim for any breach of a representation or warranty, or for the breach of any covenant contained in Section 5 of this Agreement, unless (i) notice of the claim is given within eighteen months after the Closing Date, except with respect to Sections 3.11, 3.14 and 3.20, with respect to which notice of the claim may be given until the expiration of the applicable statute of limitations, and (ii) except to the extent the losses, obligations, liabilities, costs and expenses of such party arising therefrom exceed in the aggregate Ten Thousand Dollars ($10,000).


              (a) Notwithstanding anything in this Agreement to the contrary, no indemnification shall be payable by Seller or HDA to any Claimant in excess of Two Hundred Thousand Dollars ($200,000) in the aggregate, except with respect to Section 3.19.

       11.1 Exclusivity of Remedy. Except as otherwise specifically provided for in this Agreement, the provisions of this Section 10 shall be the sole recourse of Buyer for any matters relating to or arising in connection with this Agreement, and such recourse is explicitly limited to the amounts and time limits set forth in Section 10.5.

SECTION 11..   MISCELLANEOUS.


       12.1 Fees and Expenses. Seller shall pay any filing fees, transfer taxes, document stamps, or other charges levied by any governmental entity on account of the transfer of the Stock from Seller to Buyer. Except as provided in Section 6.1(b) of this Agreement, Buyer and Seller shall each pay one-half of any fees charged by the FCC in connection with obtaining the FCC Consent. Except as otherwise specifically provided in this Agreement, each party shall pay its own expenses incurred in connection with the authorization, preparation, execution, and performance of this Agreement, including all fees and expenses of counsel, accountants, agents, and representatives.


       12.1 Notices. All notices, demands, and requests required or permitted to be given under the provisions of this Agreement shall be in writing and shall be addressed as follows:

If to Buyer:                     Paxson Communications of San Juan, Inc.
-----------                      601 Clearwater Park Road
                                 West Palm Beach, FL  33401
                                 Attn:  Mr. Lowell W. Paxson

with copies (which shall not     John R. Feore, Jr., Esq.
constitute notice) to:           Dow, Lohnes & Albertson 1255 Twenty-third Street, N.W.
                                 Suite 500
                                 Washington, D.C.  20037

If to Seller:                    S & E Network Inc.
------------                     El Comandante Race Track
                                 Canonvanas, Puerto Rico   00729
                                 Attention:  President

with a copy (which shall not     Andrew Jack, Esquire
constitute notice) to:           Covington & Burling
                                 1201 Pennsylvania Avenue, N.W.
                                 Washington, D.C.   20044-7566

If to HDA:                       Housing Development Associates S.E.
---------                        650 Munoz Rivera Avenue, 7th Floor
                                 Hato Rey
                                 Puerto Rico  00918

                                 Attention:  President

with a copy (which shall not     Andy Jack, Esquire
constitute notice) to:           Covington & Burling
                                 1201 Pennsylvania Avenue, N.W.
                                 Washington, D.C.   20044-7566


or to any other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 10.5(a). A notice mailed by registered or certified mail, postage prepaid and return receipt requested, shall be deemed to have been duly delivered and received on the date of receipt shown on the return receipt.


         12.1 Benefit and Binding Effect. No party hereto may assign this Agreement without the prior written consent of the other parties hereto; provided, however, that Buyer may assign its rights and obligations under this Agreement to another entity without seeking or obtaining Seller's or HDA's prior approval provided, further, that Buyer shall guarantee such assignee's performance hereunder. Upon any assignment by Buyer or permitted assignment by Seller in accordance with this Section 11.3, all references to "Buyer" herein shall be deemed to be references to "Seller" herein shall be deemed to be references to Seller's assignee. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.


         12.1 Further Assurances. The parties shall take any actions and execute any other documents that may be necessary or desirable to the implementation and consummation of this Agreement.


         12.1
                 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED, AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA (WITHOUT REGARD TO THE CHOICE OF LAW PROVISIONS THEREOF).


         12.1
                 Headings. The headings herein are included for ease of reference only and shall not control or affect the meaning or construction of the provisions of this Agreement.


         12.1
                 Entire Agreement. This Agreement, the schedules, hereto, and all documents, certificates, and other documents to be delivered by the parties pursuant hereto, collectively represent the entire understanding and agreement between Buyer and Seller with respect to the subject matter of this Agreement. This Agreement supersedes all prior negotiations between the parties and cannot be amended, supplemented, or changed except by an agreement in writing that makes specific reference to this Agreement and that is signed by the party against which enforcement of any such amendment, supplement, or modification is sought.

          12.1 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement, or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 11.8.


          12.1 Counterparts. This Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

          12.1   Guaranty of HDA.


                 (a) In consideration of the execution and delivery of this Agreement by Buyer, HDA agrees as follows:


                          (1)    HDA hereby guarantees the full, complete, and
timely performance by Seller of each and every obligation of Seller under this Agreement. If any default shall be made by Seller in the performance of any of such obligations, then HDA will itself perform or cause to be performed such obligation upon receipt of notice from Buyer specifying in summary form the default.


                          (1)    HDA waives presentment, protest, demand, or
action or delinquency in respect of any of the obligations of Seller under this Agreement. HDA waives all notices of nonperformance, notices of protest, notices of dishonor, and notices of acceptance of this guaranty.


                          (1)    This guaranty shall be deemed a continuing
guaranty, and the above consents and waivers of HDA shall remain in full force and effect until the satisfaction in full of all obligations of Seller under this Agreement.

             [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, this Agreement has been executed by the duly authorized officers of Buyer, Seller and HDA as of the date first written above.

                               S & E NETWORK INC.



                               By:
                                  --------------------------------------
                                        Name:
                                        Title:


                               PAXSON COMMUNICATIONS OF SAN
                               JUAN, INC.

                               By:
                                  --------------------------------------
                                        Name:
                                        Title:


                               HOUSING DEVELOPMENT
                               ASSOCIATES S.E.

                               By:      Equus Gaming Company L.P.,
                                        its managing partner

                                        By:  Equus Management Company,
                                             its managing general partner



                                        By:
                                           ------------------------------
                                                         Name:
                                                         Title: